SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 16, 2019, Parker H. “Pete” Petit publicized an article (the “Article”) to shareholders of MiMedx Group, Inc. through the website, MiMedxBoardProxy.com. A copy of the Article is attached herewith as Exhibit 1.

Exhibit 1

RESPONSE TO MIMEDX’S ALLEGATIONS AGAINST FORMER MANAGEMENT

June 16, 2019

All the revenue recognition allegations against MiMedx purposefully ignore the stark reality that the Company collected basically all of its booked revenue over the years. In addition, the Company bought over $130 million of its stock back without incurring debt or affecting revenue and profit growth.

Channel stuffing results in reduced cash collections and the aging of accounts receivable.  MiMedx suffered neither of these problems for the wrong reasons for any extended period of time. Their accounts receivable did age in 2015 right after Mr. Petit informed AvKare that they were going to cancel their contract because the Company had received their own federal supply contract. AvKare became upset and slowed down their payments to MiMedx. That situation corrected itself when executive management called AvKare out, and MiMedx accounts receivable then came down into the 70 day and then 60 day range.

So, the illegal short-sellers and the Company have BOTH ignored the obvious fact that management did an effective job of collecting revenue they reported in their quarterly financial statements.  However, the MOST IMPORTANT concept that is being ignored is the fact that Messrs. Petit, Taylor, Senken and Cranston met at the end of each quarter and reviewed and generally increased the reserves for “Returns and Allowances” which reduced quarterly revenues and the “Bad Debt Reserves” which reduced quarterly profits.

Thus, this is the way that management assured that all the potential small perturbations in revenue recognition were adequately incorporated for dealers and other customers as thousands of purchase orders were processed each quarter. The Company’s reserves certainly must have been adequate based on their collection record.

It is most frustrating that this current board has accused former management of financial malfeasance.  The board has had the ability to assess these financial parameters, which means they should not have made unfounded accusations.  Obviously, they have crafted a story that justifies the “for cause” terminations of management in their takeover of the Company in June 2018.

It is very disappointing to see the extent of misinformation and actual lies contained in the MiMedx press release and 8K dated May 23rd, their press release of June 10th and other proxy materials.  Executive management has never been given a meaningful opportunity to review any of these specific allegations or been able to respond until now, except for the recommended revenue recognition changes for 2012-2016, which management totally disagreed with in June of 2018.

The nine bullet points of allegations in the Company’s communications are twisted and have knowingly incorrect conclusions drawn from emails.  The Board should not have made unfounded accusations, which have come from cherry-picking a handful of emails from the hundreds of thousands that King & Spalding reviewed.

It is Mr. Petit’s contention that he and his staff conducted MiMedx business with honesty and integrity without knowingly violating regulations, laws or GAAP accounting.

This is the first time since his departure that Mr. Petit has actually seen these allegations. The Company provided him with a few hundred emails for his review in 2018.  He had questions about two or three of them, but was ultimately satisfied that nothing was amiss.  Of course, a prosecutor will twist communications to match their desired goals at times.

Some specific comments on some of the Company’s false allegations are:

•      The distributor who obtained a consulting contract always purchased product over the years in large quantities toward the end of a quarter.  The consulting contract was for very valid intelligence information on the Company’s competition.

•      I think the initial stocking sale to the distributor that was acquired was two quarters prior to their acquisition.  Subsequently, they showed the Company some new and promising technology, which created the interest in acquiring them.  They became a subsidiary of the Company so no payment had to be made.

•      The Company never shipped products to Mr. Petit’s knowledge without a valid purchase order and that were “not needed” because of the strong demand for the Company’s products.

•      Mr. Petit is confident that specific allegations can be refuted, once they are openly presented.  They have been kept secret for 15 months.

Recall that this investigation was initiated in February of 2018 at the request of Ernst & Young (E&Y), the Company’s previous short-term auditors, because they stated they would not complete the 2017 audit without the company doing an investigation of all the numerous illegal short seller allegations and lies.  This was an unusual request because new allegations would continue past the completion of that investigation.  Thus, I warned the Board that it was likely that E&Y would never complete our audit due to the never-ending stream of allegations from the illegal short sellers, which is exactly what happened.

In the discussion, E&Y also faulted the Audit Committee (Dewberry, Evans, Bleser) for not conducting, in the first quarter of 2017, what they thought was a thorough investigation of the previous allegations, primarily channel stuffing that came from sales employees who were terminated for violating their non-compete contracts.  This put the Audit Committee on the defensive and its Chairman in a state of paranoia.  From that point forward, the Audit Committee, who was obviously in charge of this new investigation, was primarily on a pathway to cover themselves relative to that E&Y allegation against the Committee.  However, the Board should have merely disagreed with E&Y’s assessment of the prior investigation.

The Audit Committee determined, with input from outside counsel, that companies would generally terminate top management in situations of this nature, and the regulators would be satisfied.  Therefore, the Audit Committee looked for a reason to terminate the top executives of the Company.  KPMG developed an “opinion” that revenues from 2012 through 2016, particularly related to the AvKare contract, needed to be restated and booked on a cash basis rather than a normal accrual basis.  Management strongly disagreed with that assessment.  The Company press released that finding on June 7th of 2018, and they announced termination of the Company’s top two financial executives.  Three weeks later, they asked Mr. Petit, the CEO, and Mr. Taylor, the COO, to step down because “They wanted to take the Company in a different direction.”  Of course, the direction has been down with numerous flawed business decisions.

As has been previously discussed, the Audit Committee never developed a written plan, including a budget, a schedule, goals and objectives, and a scope for the investigation.  In addition, they did not develop a written plan with defined commitments from its auditors for the auditing process either.  Thus, this investigation, turned “witch-hunt,” spun totally out of control to the extent it has taken 15 months to announce results at a cost that probably exceeds $70 million.  In addition, not managing the audit schedule caused the NASDAQ delisting.

Incidentally, the Company has not only terminated the employment of its top two executives and two financial executives, but has actually terminated the employment of 13 of the top 16 executives who built the Company over the past nine years.  That clearly demonstrates a lack of business acumen, reasonability, and, unfortunately, having numerous other agendas on the part of this Audit Committee and Board.

What happened to investigating all the allegations of the illegal short sellers that E&Y requested in order to complete their audits?  The Audit Committee apparently forgot to investigate the majority of the short sellers’ false allegations and lies, which have been very damaging to the Company.  They only focused on their own personal agenda and the takeover of the Company.

Relative to the Company’s allegation that executive management marginalized the Company’s legal and accounting departments and advisors, Mr. Petit will make this statement, “I had no unresolved issues with our accounting department.  My major concern with the legal department was the management skills of the General Counsel, Lexi Haden.  Relative to the legal advisors, I called out two of the key Sidley Austin New York attorneys as having lied to me and, in one case, to the Board.  In both cases, I documented in writing what transpired with confirmation in writing from a federal official on one situation.  However, the General Counsel’s former college “friend” is one of those advisors, and Sidley has been retained in spite of these two honesty problems and other problems cited by Board members.”

Relative to executives acting against employees who raised concerns about the Company’s practices, that was absolutely never the case, unless they had previously committed malfeasance against the Company.  Both corporate compliance reporting systems for those kinds of issues worked well within the Company, and no reports through the Company’s two compliance systems were ever received from these terminated employees.

Mr. Petit did take very programmed action relative to approximately 12 employees that were engaged in the dishonest selling of competitive products into the Company’s accounts, which violated their non-compete agreements.  This was a scheme developed by one of the sales managers, and the Company needed to get to the bottom of who was responsible and who was involved in major and minor ways.  The “Snow White Project” was named by the General Counsel, and it involved the legal department and outside counsel in ferreting out the individuals who were most involved in that unethical and dishonest scheme.  As an example, one of these individuals made over $700,000 of extra income while being a full time employee of the Company.

The Company’s comment that Mr. Petit focused on the uncovering of the individuals who were guilty of the wrongdoing rather than the merits of their allegations is an absolute lie because he turned those allegation issues over to the Audit Committee to investigate, as he should have done because that was their responsibility.  Mr. Petit focused on the complex issue of degree of accountability for each of the individuals who were involved.

The actions taken to determine which, of about a dozen employees, were the guilty perpetrators and leaders of the scheme did involve the installation of a video system where Mr. Petit conducted interviews of the various parties to determine and document what was being said because the primary instigators were all initially lying about their participation and that of others.  The so-called “whistle blowers” were creating a diversion in order to cover their fraudulent schemes with the Company.  Certain of these individuals were terminated and sued and others just terminated.  Others who were contrite were disciplined and given time to repay the commissions they had received from this scheme.

Georgia law allows telephone recordings without notification of the participating individuals.  Mr. Petit would not have violated the law in so doing.

All anti-kickback agreements and potential physician relationships were written and/or vetted by our General Counsel, our legal department and outside counsel.  That was standard business practice over the years.  In addition, the individual who actually managed the physician utilizations and activities reported to the General Counsel.

The Company has lied for the third time in a press release and proxy website presentation related to the fact that they hired a Chief Compliance Officer.  Mr. Petit authorized the hiring of Mark Graves, the Company’s Chief Compliance Officer, on about May 15th of 2018 with a start date of July 1st.  Mr. Graves was to initially report to Deborah Dean, EVP, who had been the previous Chief Compliance Officer for many years.

The innuendo that the Company had an ethics and integrity issue is a farce.  Mr. Petit wrote a booklet on participatory management and other management and leadership attributes for developing a culture of honesty and integrity in 1992.  That booklet has been used over the decades to establish training programs and a corporate culture of honesty and integrity for the various companies he managed.  Those tenants were embodied in all training programs and the annual team meeting agendas.

The innuendo that this Board had to create a culture of integrity is also a farce.  Their lies about hiring the Chief Compliance Officer speak to their lack of integrity.  Have any of them built a business from a start and written a booklet on management and leadership?  Absolutely not.  The Board’s comments should be classified as “puffery,” self-serving and not truthful.

Mr. Petit denies that the dealings with AvKare, the Company’s distributor for federal hospitals, were inconsistent with the explicit terms of their initial contract with amendments and normal business judgment and decisions.  Those conditions were thoroughly analyzed as a result of the 2016 audit by the existing auditors and by a nationally recognized revenue recognition expert.  Incidentally, the Audit Committee Chairman did not think he needed to actually talk with the revenue recognition expert over the course of this process in late 2016 and early 2017.

 One critical document on the proposed revenue restatement for 2012 to 2016 was a non-accounting document received weekly from AvKare to support the FDA requirements to keep records of implanted tissue by patient.  This relatively inaccurate document was not circulated to accounting because there was no relevant information.  As Mr. Petit recalls, the accounting department had received an email from an AvKare administrator early in the contract asking that the Company book their payments to their oldest invoices, which became the practice.  KPMG found an email from another AvKare administrator saying they would like to pay MiMedx the amount that appeared in the weekly FDA tissue implant document.  No one at MiMedx ever agreed with that email particularly because AvKare could manipulate the numbers in that document to match their cash flow needs.  Numerous times calls went to AvKare to reduce their accounts payable to the Company, and they did so.  They were not just paying MiMedx when their records indicated that their product was implanted in a patient.

However, KPMG developed an opinion that, because that weekly implant report basically “existed,” the Company should have booked AvKare revenue on a cash basis beginning from the contract start in 2012.  Management has been adamant that was a very flawed concept with numerous facts, documents and testimony that were counter to the premise of using that FDA document for GAAP accounting decisions.

The next question is why did the Audit Committee recommend to the Board without the involvement of Messrs. Petit, Taylor and Senken, that this non-accounting document be considered a key reason to restate 2012-2016 revenues.  The decision to restate five years of revenues gave the Audit Committee and Board the excuse to terminate executive management and deflect any Audit Committee responsibility.  A five-year revenue restatement should never have been a consideration.  However, it matched the Audit Committee’s goals of finding fault with management that would result in dismissals.  In fact, Terry Dewberry stated at the June 7th, 2018 Board meeting that “When a Company must restate five years of revenues, some individuals must go!”

In the press release, the Company stated that Mr. Petit lied in a deposition on AvKare.  Mr. Petit spoke truthfully in his deposition, although it did not match the “opinion” that KPMG had developed with support from the Audit Committee.  The collective evidence is contrary to the KPMG “opinion” that revenues should have only been booked on a cash basis because of the FDA implant report.

The only deposition that Mr. Petit recalls where there were questions about AvKare was in the case of Mike Fox, a terminated sales manager.  The Company’s outside counsel, who was very familiar with this case because they filed it and managed it, sat through the deposition and was pleased with the testimony.  No concern of misstatements or lies was discussed.  General Counsel and Sidley lawyers were not present.  Actually, Clayton Halunen, opposing counsel, approached Mr. Petit after the deposition and asked, “May I shake your hand?”  Mr. Petit answered, “Certainly.”  Mr. Halunen then said, “You are not the person that I was told you were.”  Mr. Petit replied, “You must consider your sources.”  Mr. Halunen nodded, and they went their separate ways.  Actually, the statement that the Company made in their 8K should be considered a lie.

The reason the temporary video system in Mr. Petit’s conference room accumulated so many recording hours was because the on-off switch was not properly operated after one recording session with sales employees, and the system remained on for about four months.  The Company had numerous signs in the corporate headquarters warning of video surveillance.

It is Mr. Petit’s contention that there was not a culture of manipulating the timing and recognition of revenue.  There was a very specific and orderly process of receiving input from each sales territory, region and area within the first few days of the quarter as to what their own expectations were for their areas of responsibility.  The management would analyze during the first few days of each quarter the forecasts from the territories, regions and areas.  They would make corrections where they saw obvious issues either on the high side or low side.  Then, they would cut those estimates back for conservatism, and that is the revenue estimate the executives would present to shareholders around the tenth day of the quarter.  This produced a reasonably accurate forecast, particularly with the help of the Company’s sophisticated sales management information system, which began to mature in 2016.  This allowed the Company to achieve 29 out of 30 quarters where their revenue estimates were either achieved or exceeded.  However, with hundreds of sales people employed and in spite of very sophisticated sales training programs that outlined compliance and regulatory issues, there will always be aberrant sales persons from time to time in any organization.  With this system, management was holding sales employees accountable for their own quarterly forecasts as the quarter progressed.  However, there were specific sales promotion programs offered over the years and numerous new product introductions that sales personnel were required to participate in.  Thus, there was always end of the quarter communications with the sales organization for numerous reasons.  For instance, since the commission plan paid higher rates for higher growth, management would always inquire if a salesperson was holding purchase orders until the next quarter in order to boost their commission rate at that point.  Also, if a territory, region or area were below their forecast, inquiries would naturally be made on those matters.

The Audit Committee and Board have been very inept at managing the audit process and retaining an auditor.  They have just announced a new auditor on May 29th.  Apparently, that has nothing to do with Mr. Petit potentially being on the Board again.  He would not be on the Audit Committee and would not be part of management.

Remember, there was never a written document developed or agreed to by the auditors that involved a schedule, budget and scope for the audits.  That process is the responsibility of the Audit Committee.  Therefore, the Committee and Board are concerned that if Mr. Petit is re-elected to the Board, all their blunders on the audits will be called out, and he will quickly ferret out where issues were not properly managed and press for quick solutions.  Mr. Petit is perfectly capable of having discussions with auditors to determine if just his presence on the Board is a major deterrent to their completing an audit.  He doubts that his presence is the real issue with this Board not being able to retain an auditor since November of 2018 when E&Y resigned!  There is a competence and management problem with the Audit Committee and with persons to whom they delegated.

Why would the Board release these results of the investigation after 15 months while they have one final interview to complete?  Mr. Petit would suggest they are doing their best to convince shareholders that his slate of directors as well as himself are not quality candidates for this Board.  Consider the ethics and integrity you have seen the Board demonstrate with their press releases, which are most probably written by the Sidley attorneys, and the Board’s series of decisions and blunders over the last year.

Mr. Petit’s honesty and integrity has stood the “test of time” for 37 years of managing public companies.  This is all about a “corporate takeover” of the Company by a very inexperienced Board using the allegations of an illegal short seller and dishonest sales employees as their initial ammunition.  Subsequently, they have had to discredit Mr. Petit and 12 others by terminations and lies because of the “out of control” expenses related to their investigation and mismanaged audits, the NASDAQ delisting and deteriorating operational performance.

When the Board has to reveal what its decisions have done to the Company’s revenue, the shareholders will witness what their “improving the overall business culture” has done!  They have created a “Gestapo-like” culture with ugly politics in the Company.  The rapidly deteriorating performance of their EBITDA, which was the subject of a press release on June 11th, is a great example.

Petit believes that the vast majority of the shareholders agree on one goal, and that is to replace all members of this Board as fast as possible.  Their destructive track record and incompetence is well documented.  Mr. Petit and the 12 other terminated executives developed a very effective asset base that needs competent management to again lead the organization and restore growth and prosperity.  They are available to help in any way possible. Mr. Petit has and will continue to work tirelessly for the Company’s shareholders and employees, as he has always done.

Mr. Petit would suggest considering goals approximating the performance of the second quarter of 2018, that is, revenue growth of 30% and EBITDA margins 25% of revenues as a start.  However, management must be changed in order to achieve results of this nature.

Legend

Parker H. Petit (“Mr. Petit”), David J.  Furstenberg, and Shawn P. George (collectively, the “Nominees” or the “Participants”) have filed a definitive proxy statement and supplements to the definitive proxy statement with the Securities and Exchange Commission (the “SEC”), along with an accompanying WHITE proxy card to be used in connection with the Participants’ solicitation of proxies from the shareholders of MiMedx Group, Inc. (the “Company”) for use at the Company’s 2018 annual meeting of shareholders.  All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants.  The definitive proxy statement and supplements and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019.  This document can be obtained free of charge from the sources indicated above.